Exhibit 4

Following is a statement of the rights, preferences, privileges and restrictions of these shares of Series A Preferred Stock:

          i. Principal Stated Value - Each of these preferred shares shall have a principal stated value of $2.50.

          ii. Voting Rights - These preferred shares shall have one vote per share on all matters voted upon by shareholders of the Company, provided preferred shareholders have no rights to vote as a separate class.

          iii. Dividend Rights - Cumulative dividends shall be paid or accrued on the basis of $.20 per share per annum. No cash dividends shall be paid to common shareholders of the Company unless all accrued dividends have been paid on these preferred shares.

          iv. Liquidation Preference - In the event of any liquidation or winding up of the Company, holders of these preferred shares shall receive in preference to common shareholders an amount equal to the principal stated value of their preferred shares plus all unpaid dividends accrued to date of liquidation or winding up of the Company.

          v. Conversion Rights - Holders of these preferred shares have the right to convert their preferred shares at any time into shares of common stock of the Company on a one-for-one basis, with such conversion rate being subject to the following antidilution adjustments if applicable. Any unpaid dividends have the same conversion rights

          vi. Antidilution - Convertibility of these preferred shares shall have antidilution protection providing for proportional adjustment in their conversion rate in the event of stock splits, stock dividends, recapitalizations, mergers or other business combination

          The shares represented by this certificate may not be transferred without (1) the opinion of counsel satisfactory to this corporation that such transfer may lawfully be made without registration or qualification under the Federal Securities Act of 1933 and applicable securities laws; or such registration or qualification.

          For Value Received, ___________ hereby sell, assign and transfer unto _________________________________________ ____________________________________ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint ___________________________________________ Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

          Dated _______________ A.D. 20_____

          In presence of __________________________________ _________________________

          NOTICE. THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.